Exhibit 99.1

OnDeck Reports Fourth Quarter and Full Year 2017 Financial Results

Achieved Record $5 Million of GAAP Net Income in Fourth Quarter
Delivered Key Credit, Originations and Margin Improvements
Expects Double Digit Loan Growth and Increased Profit in 2018

NEW YORK, February 13, 2018 /PRNewswire/ -- OnDeck® (NYSE:ONDK), the leader in online lending for small business, today announced fourth quarter and full year 2017 financial results, including fourth quarter GAAP net income of $5 million and its expectation for continued margin improvement and profit growth in 2018.

“2017 was a transformative year for OnDeck, marked by our strategic decision to strengthen our financial profile and accelerate our path to profitability,” said Noah Breslow, OnDeck’s chief executive officer. “In the fourth quarter, we delivered on this objective, achieving over $5 million of GAAP profit, $41 million better than 2016’s fourth quarter results. In addition to this significant profit growth, we grew origination volume, controlled expenses and increased our Effective Interest Yield to its highest levels since 2015. Credit performance continued improving in the fourth quarter while our Provision Rate, 15+ Day Delinquency Ratio and Net Charge-Off Rate all achieved their lowest quarterly levels of 2017.”

Breslow added, “Looking ahead to 2018, we expect to drive double digit loan growth due to our strong customer demand, disciplined risk management and focus on scaling responsibly. With improved credit performance and loan yields, our realigned cost structure and a secure funding base, we are well-positioned to build on our success and continue margin expansion.”

Review of Financial Results for the Fourth Quarter of 2017
Originations were $546 million, up 3% from the prior quarter. Credit quality of new originations, as measured by both OnDeck Score® and personal credit scores, achieved record levels.

Gross revenue increased to $87.7 million, up 7% year-over-year driven primarily by higher interest income.  Effective Interest Yield was 35.6%, up from 33.2% in the prior year period, reflecting increases in average loan pricing and credit improvements.

Gain on sale was $0.6 million. Loans sold or designated as held for sale through OnDeck Marketplace® represented 3.9% of term loan originations. Other Revenue was $3.5 million, up from $3.4 million in the prior quarter, primarily reflecting increased revenues from the company's OnDeck-as-a-Service (ODaaS) business, offset by a $0.7 million reduction in the fair value of the Company’s loan servicing asset.

Net revenue was $42.1 million, up 159% versus the prior year period, driven primarily by higher gross revenue and lower provision expense.

Provision for loan losses was $34.4 million and the Provision Rate was 6.4%. The Provision Rate improved sequentially from 7.5% largely due to stable credit and continued collections improvements, as well as the additional provision in the third quarter from Hurricanes Harvey and Irma.

The fourth quarter 15+ Day Delinquency Ratio was 6.7% and the average term loan age in OnDeck's portfolio was 4.2 months.  The Net Charge-off rate in the fourth quarter was 12.9%, down from 16.9% in the third quarter of 2017.

The Cost of Funds Rate was 6.5%. Additionally in the fourth quarter an investment advisor subsidiary of BlackRock joined OnDeck’s platform of financing partners.

Operating expense was $37.7 million. Operating expense as a percent of revenue improved to 42.9% in the quarter, down from 64.1% in the prior year period. Operating expense continued to benefit from the company’s cost rationalization plan implemented in 2017. Subsequent to quarter-end, the company terminated a portion of its New York headquarters lease.  This transaction, after giving effect to an associated $3.2 million charge to be recorded in the first quarter of 2018, is expected to result in approximately $2 million of annual savings through 2026, when the lease would have expired.  The company continues to actively explore additional opportunities to reduce its real estate footprint.

GAAP Net income attributable to On Deck Capital, Inc. common stockholders was $5.1 million, or $0.07 per basic and diluted share, for the quarter, which compares to GAAP net loss of $35.9 million, or a loss of $0.50 per basic and diluted share, in the prior year period.

Adjusted Net income* was $8.1 million, or $0.11 per basic and $0.10 per diluted share, for the quarter, compared to negative $31.4 million, or a loss of $0.44 per basic and diluted share, in the prior year period.

Adjusted EBITDA* was $9.7 million for the quarter.

Unpaid Principal Balance was $936 million at the end of the fourth quarter of 2017, 0.5% lower than the end of the third quarter of 2017. The company expects Unpaid Principal Balance to grow again in the first quarter of 2018.

Total Funding Debt at the end of the fourth quarter of 2017 was $684 million, down 2.7% sequentially, primarily reflecting the changes in Unpaid Principal Balance.

Cash and cash equivalents were $71.4 million at the end of the quarter.

The Tax Cut and Jobs Act of 2017 had no impact on fourth quarter earnings.

Guidance for Full Year and First Quarter 2018
OnDeck provided the following guidance for the full year ending December 31, 2018 and three months ending March 31, 2018.

Full Year 2018

•	Gross revenue between $370 million and $382 million.

•	GAAP Net income (loss) attributable to OnDeck between $(2) million and $10 million.

•	Adjusted Net income between $16 million and $28 million.

This outlook assumes unpaid principal balance growth between 10% and 15%, a full year provision rate between 6% and 7%, noteworthy real estate disposition and debt extinguishment costs between $4 million and $5 million, and an additional approximately $5 million investment compared to the annualized Technology and Analytics operating expense of the fourth quarter 2017.

First Quarter 2018

•	Gross revenue between $86 million and $90 million.

•	GAAP Net income (loss) attributable to OnDeck between $(5.5) million and $(1.5) million.

•	Adjusted Net income between $1 million and $5 million.

This outlook assumes between 5% and 10% sequential originations growth and approximately $43 million of operating expense which includes the $3.2 million charge for the partial termination of our New York office lease.

OnDeck also noted that it may be able to make additional dispositions of portions of its office space during 2018, which would produce multi-year savings but would likely require cash or non-cash charges or both in the quarter the transaction(s) are booked.  OnDeck's first quarter and full year 2018 guidance includes the $3.2 million charge related to the partial termination of our New York office lease. Any future real estate disposition charges are not included. Refer to the Non-GAAP Guidance Reconciliation section below for a reconciliation of Adjusted Net Income guidance to GAAP Net income guidance.

Conference Call
OnDeck will host a conference call to discuss fourth quarter 2017 financial results on February 13, 2018 at 8:00 AM ET. Hosting the call will be Noah Breslow, Chief Executive Officer, and Howard Katzenberg, Chief Financial Officer. The conference call can be accessed toll free by dialing (833) 227-5836 for calls within the U.S., or by dialing (647) 689-4063 for international calls. The Conference ID is 5468078. A live webcast of the call will also be available at https://investors.ondeck.com under the Press & Events menu.

About OnDeck
OnDeck (NYSE: ONDK) is the leader in online small business lending. Since 2007, the company has powered Main Street's growth through advanced lending technology and a constant dedication to customer service. OnDeck's proprietary credit scoring system - the OnDeck Score® - leverages advanced analytics, enabling OnDeck to make real-time lending decisions and deliver capital to small businesses in as little as 24 hours. OnDeck offers business owners a complete financing solution, including the online lending industry's widest range of term loans and lines of credit. To date, the company has deployed over $8 billion to more than 80,000 customers in 700 different industries across the United States, Canada and Australia. OnDeck has an A+ rating with the Better Business Bureau and operates the educational small business financing website BusinessLoans.com. For more information, please visit www.ondeck.com.

*About Non-GAAP Financial Measures
This press release and its attachments include Adjusted EBITDA, historical and projected Adjusted Net income (loss), Pre-Provision Operating Income and Pre-Provision Operating Yield.  All of these are financial measures not calculated or presented in accordance with United States generally accepted accounting principles, or GAAP, because they all exclude items required to be included in the most directly comparable measure calculated and presented in accordance with GAAP. We believe these non-GAAP measures provide useful supplemental information for period-to-period comparisons of our business and can assist investors and others in understanding and evaluating our operating results. However, these non-GAAP measures should not be considered in isolation or as an alternative to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate these or similarly titled non-GAAP measures differently than we do. See “Non-GAAP Reconciliation” and "Non-GAAP Guidance Reconciliation" later in this press release for a description of these non-GAAP measures and a reconciliation to the most directly comparable financial measures prepared in accordance with GAAP.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as "will,” “targets,” “expects,” "intends, "may," “allows,” “continues,” “believes," "anticipates," "estimates" or similar expressions. These include statements regarding guidance on gross revenue, GAAP Net income (loss) and Adjusted Net income for the first quarter and full year 2018, expected growth in Unpaid Principal Balance and originations, increased profits in 2018, the Provision Rate, incremental Technology and Analytics investment and the amount and timing of possible additional real estate dispositions and debt extinguishment costs. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations. Important factors that could cause or contribute to actual results to differing from our forward-looking statements include risks relating to: our ability to attract potential customers to our platform and broaden our distribution capabilities and offerings; the degree to which potential customers apply for loans are approved and borrow from us; anticipated trends, growth rates, loan originations, volume of loans sold and challenges in our business and in the markets in which we operate; the ability of our customers to repay loans and our ability to accurately assess creditworthiness; our ability to adequately reserve for loan losses; the impact of our decision to tighten our credit policies; our liquidity and working capital requirements, including the availability and pricing of new debt facilities, extensions and increases to existing debt facilities, increases in our corporate line of credit, securitizations and OnDeck Marketplace sales to fund our existing operations and planned growth, including the consequences of having inadequate resources to fund additional loans or draws on lines of credit; our ability to hire and retain necessary qualified employees, particularly following our workforce reductions announced in February and May 2017; our reliance on our third-party service providers and the effect on our business of originating loans without third-party funding sources; the impact of increased utilization of cash or incurred debt to fund originations; the effect on our business of utilizing cash for voluntary loan purchases from third parties; the effect on our business of the current credit environment and increases in interest rate benchmarks; our continuing compliance measures related to our funding advisor channel and their impact; changes in our product distribution channel mix and/or funding mix; our ability to anticipate market needs and develop new and enhanced offerings to meet those needs; the impact of increases in interest rates and origination fees we charge on loans; maintaining and expanding our customer base; the impact of competition in our industry and innovation by our competitors; our anticipated and unanticipated growth and growth strategies, including the possible introduction of new types of loans and possible expansion in existing or new international markets, and our ability to effectively manage that growth; our reputation and possible adverse publicity about us or our industry; the availability and cost of our funding, including challenges faced by the expiration of existing debt facilities; locating funding sources for new types of loans that are ineligible for funding under our existing credit or securitization facilities and the possibility of reducing originations of these loan types; our expected utilization of OnDeck Marketplace transactions and the available OnDeck Marketplace premiums; our failure to anticipate or adapt to future changes in our industry; the lack of customer acceptance or failure of our loans; the impact and effect of the Tax Cuts and Jobs Act of 2017 and any related Treasury regulations, rules or interpretations, if and when issued; our ability to offer loans to our small business customers that have terms that are competitive with alternative sources of capital; our ability to issue new loans to existing customers that seek additional capital; the evolution of technology affecting our offerings and our markets; our compliance with applicable local, state and federal and non-U.S. laws, rules and regulations and their application and interpretation, whether existing, modified or new; our ability to adequately protect our intellectual property; the effect of litigation or other disputes to which we are or may be a party; the increased expenses and administrative workload associated with being a public company; failure to maintain an effective system of internal controls necessary to accurately report our financial results and prevent fraud; the estimates and estimate methodologies used in preparing our consolidated financial statements; the future trading prices of our common stock, the impact of securities analysts’ reports and shares eligible for future sale on these prices; our ability to prevent or discover security breaks, disruption in service and comparable events that could compromise the personal and confidential information held in our data systems, reduce the attractiveness of our platform or adversely impact our ability to service our loans; and other risks, including those described in our Annual Report on Form 10-K for the year ended December 31, 2016, our Quarterly Reports on Form 10-Q for the quarters ended June 30 and September 30, 2017 and in other documents that we file with the Securities and Exchange Commission from time to time which are or will be available on the Commission’s website at www.sec.gov. Except as required by law, we undertake no duty to update the information in this press release.

Investor Contact:
Scott Reynolds
646.668.3551
sreynolds@ondeck.com

Media Contact:
Jim Larkin
203.526.7457
jlarkin@ondeck.com

OnDeck, the OnDeck logo, OnDeck Score and OnDeck Marketplace are trademarks of On Deck Capital, Inc.
SOURCE On Deck Capital, Inc.

On Deck Capital, Inc. and Subsidiaries
Consolidated Balance Sheets
(unaudited, $ in thousands, except share and per share data)

	December 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$71,362	$79,554
Restricted cash	43,462	44,432
Loans held for investment	952,796	1,000,445
Less: Allowance for loan losses	(109,015)	(110,162)
Loans held for investment, net	843,781	890,283
Loans held for sale	—	373
Property, equipment and software, net	23,572	29,405
Other assets	13,867	20,044
Total assets	$996,044	$1,064,091
Liabilities and equity
Liabilities:
Accounts payable	$2,674	$5,271
Interest payable	2,330	2,122
Funding debt	684,269	726,639
Corporate debt	7,985	27,966
Accrued expenses and other liabilities	32,730	38,496
Total liabilities	729,988	800,494
Stockholders’ equity (deficit):
Common stock—$0.005 par value, 1,000,000,000 shares authorized and 77,284,266 and 74,801,825 shares issued and 73,822,001 and 71,605,708 outstanding at December 31, 2017 and 2016, respectively.	386	374
Treasury stock—at cost	(7,965)	(6,697)
Additional paid-in capital	492,509	477,526
Accumulated deficit	(222,833)	(211,299)
Accumulated other comprehensive loss	(52)	(379)
Total On Deck Capital, Inc. stockholders' equity	262,045	259,525
Noncontrolling interest	4,011	4,072
Total equity	266,056	263,597
Total liabilities and equity	$996,044	$1,064,091

Memo:
Unpaid Principal Balance[1]	$936,239	$980,451
Interest Earning Assets[2]	$936,239	$980,821
Loans[3]	$952,796	$1,000,818

On Deck Capital, Inc. and Subsidiaries
Consolidated Average Balance Sheets4
(unaudited, $ in thousands)

	Average Three Months Ended December 31,		Average Twelve Months Ended December 31,
	2017	2016	2017	2016
Assets
Cash and cash equivalents	$50,692	$73,636	$55,725	$85,524
Restricted cash	51,312	49,004	57,053	41,695
Loans held for investment	953,492	946,884	990,287	790,897
Less: Allowance for loan losses	(106,199)	(95,059)	(108,829)	(75,432)
Loans held for investment, net	847,293	851,825	881,458	715,465
Loans held for sale	—	941	355	7,176
Property, equipment and software, net	24,110	29,902	26,636	29,668
Other assets	15,775	19,680	17,758	20,970
Total assets	$989,182	$1,024,988	$1,038,985	$900,498
Liabilities and equity
Liabilities:
Accounts payable	$2,961	$3,906	$3,284	$4,120
Interest payable	2,226	1,821	2,301	1,254
Funding debt	685,194	682,144	724,340	548,530
Corporate debt	6,282	19,583	16,160	8,662
Accrued expenses and other liabilities	31,392	34,401	33,265	33,095
Total liabilities	728,055	741,855	779,350	595,661

Total On Deck Capital, Inc. stockholders' equity	256,848	278,649	254,634	299,447
Noncontrolling interest	4,279	4,484	5,001	5,390
Total equity	261,127	283,133	259,635	304,837
Total liabilities and equity	$989,182	$1,024,988	$1,038,985	$900,498

Memo:
Unpaid Principal Balance	$937,021	$929,304	$972,269	$776,793
Interest Earning Assets	$937,021	$930,238	$972,622	$783,763
Loans	$953,492	$947,825	$990,642	$798,073

On Deck Capital, Inc.
Consolidated Statements of Operations
(unaudited, $ in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2017	2016	2017	2016
Revenue:
Interest income	$83,621	$76,118	$334,575	$264,844
Gain on sales of loans	595	1,817	2,485	14,411
Other revenue	3,525	3,894	13,890	12,062
Gross revenue	87,741	81,829	350,950	291,317
Cost of revenue:
Provision for loan losses	34,431	55,669	152,926	149,963
Funding costs	11,212	9,900	45,435	32,448
Total cost of revenue	45,643	65,569	198,361	182,411
Net revenue	42,098	16,260	152,589	108,906
Operating expense:
Sales and marketing	10,696	16,917	52,786	67,011
Technology and analytics	11,432	16,005	53,392	58,899
Processing and servicing	4,555	5,458	18,076	19,719
General and administrative	10,999	14,112	41,916	48,345
Total operating expense	37,682	52,492	166,170	193,974
Income (loss) from operations	4,416	(36,232)	(13,581)	(85,068)
Other expense:
Interest expense	(58)	(228)	(764)	(414)
Total other expense	(58)	(228)	(764)	(414)
Loss before provision for income taxes	4,358	(36,460)	(14,345)	(85,482)
Provision for income taxes	—	—	—	—
Net income (loss)	4,358	(36,460)	(14,345)	(85,482)
Net loss attributable to noncontrolling interest	738	603	2,811	2,524
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$5,096	$(35,857)	$(11,534)	$(82,958)
Net income (loss) per share attributable to On Deck Capital, Inc. common shareholders:
Basic and diluted	$0.07	$(0.50)	$(0.16)	$(1.17)
Weighted-average common shares outstanding:
Basic	73,708,613	71,487,566	72,890,313	70,934,937
Diluted	77,153,920	71,487,566	72,890,313	70,934,937

On Deck Capital, Inc.
Percentage of Average Interest Earning Assets2
(unaudited, $ in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2017	2016	2017	2016
Revenue:
Interest income	35.4%	32.5%	34.4%	33.8%
Gain on sales of loans	0.3%	0.8%	0.3%	1.8%
Other revenue	1.5%	1.7%	1.4%	1.5%
Gross revenue	37.2%	34.9%	36.1%	37.2%
Cost of revenue:
Provision for loan losses	14.6%	23.7%	15.7%	19.1%
Funding costs	4.8%	4.2%	4.7%	4.1%
Total cost of revenue	19.3%	28.0%	20.4%	23.3%
Net revenue	17.8%	6.9%	15.7%	13.9%
Operating expense:
Sales and marketing	4.5%	7.2%	5.4%	8.6%
Technology and analytics	4.8%	6.8%	5.5%	7.5%
Processing and servicing	1.9%	2.3%	1.9%	2.5%
General and administrative	4.7%	6.0%	4.3%	6.2%
Total operating expense	16.0%	22.4%	17.1%	24.8%
Income (loss) from operations	1.9%	(15.5)%	(1.4)%	(10.9)%
Other expense:
Interest expense	—%	(0.1)%	(0.1)%	(0.1)%
Total other expense	—%	(0.1)%	(0.1)%	(0.1)%
Net income (loss) before provision for income taxes	1.9%	(15.6)%	(1.5)%	(10.9)%
Provision for income taxes	—%	—%	—%	—%
Net income (loss)	1.9%	(15.6)%	(1.5)%	(10.9)%

Memo:
Average Interest Earning Assets	$937,021	$930,238	$972,622	$783,763

Supplemental Information

Key Performance Metrics
($ in thousands, except percentage data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2017	2016	2017	2016
Originations[5]	$546,360	$631,890	$2,114,663	$2,403,796
Effective Interest Yield[6]	35.6%	33.2%	33.9%	33.3%
Net Interest Margin[7]	30.7%	28.2%	29.7%	29.7%
Marketplace Gain on Sale Rate[8]	3.4%	2.1%	3.4%	3.8%
Cost of Funds Rate[9]	6.5%	5.8%	6.3%	5.9%
Provision Rate[10]	6.4%	10.2%	7.5%	7.4%
Reserve Ratio[11]	11.6%	11.2%	11.6%	11.2%
15+ Day Delinquency Ratio[12]	6.7%	6.6%	6.7%	6.6%
Net Charge-off Rate[13]	12.9%	14.2%	15.8%	12.0%
Income (loss) from operations	$4,416	$(36,232)	$(13,581)	$(85,068)
Operating Income Yield[14]	1.9%	(15.5)%	(1.4)%	(10.9)%
Pre-Provision Operating Income[15]	$38,847	$19,437	$139,345	$64,895
Pre-Provision Operating Yield[16]	16.5%	8.3%	14.3%	8.3%

Marketplace Gain on Sale Rate[8]	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Gain on sales of loans(a)	$595	$1,817	$2,485	$14,411
Carrying value of loans sold	$17,493	$85,617	$74,176	$378,537
Marketplace Gain on Sale Rate(a)	3.4%	2.1%	3.4%	3.8%
(a) The three and twelve months ended December 31, 2017 and 2016 include amounts resulting from transfers of financial assets as shown in the following table.

Activity in Servicing Rights	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Fair value at the beginning of period	$629	$1,687	$1,131	$3,489
Addition:
Servicing resulting from transfers of financial assets	182	399	1,120	2,690
Changes in fair value:
Other changes in fair value(b)	(657)	(955)	(2,097)	(5,048)
Fair value at the end of period	$154	$1,131	$154	$1,131
(b) Represents changes due to collection of expected cash flows through December 31, 2017 and 2016.

Marketplace Originations as Percent of Term Loan Originations	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Marketplace originations(c)	$17,098	$84,155	$73,563	$377,645
Origination of term loans	$437,285	$531,287	$1,696,514	$2,051,849
Marketplace originations as percent of term loan originations	3.9%	15.8%	3.7%	18.4%
(c) Includes loans sold that were previously designated as held for investment in at least one fiscal quarter prior to the quarter in which they were sold.

Activity in Loan Held for Investment Balances	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Unpaid Principal Balance beginning of period	$940,881	$889,303	$980,451	$543,790
+ Total originations(d)	546,360	631,890	2,114,663	2,403,796
+ Loans transferred from loans held for sale to loans held for investment and loan purchases	—	—	—	939
- Marketplace originations	(7,100)	(84,155)	(63,065)	(377,097)
- Sales of other loans(e)	(9,998)	—	(10,498)	(548)
+ Purchase of Loans	111	—	13,841	6,672
- Net charge-offs	(30,288)	(32,875)	(154,073)	(93,112)
- Principal paid down(d)(f)	(503,727)	(423,712)	(1,945,080)	(1,503,989)
Unpaid Principal Balance end of period	936,239	980,451	936,239	980,451
+ Net deferred origination costs	16,557	19,994	16,557	19,994
Loans held for investment	952,796	1,000,445	952,796	1,000,445
- Allowance for loan losses	(109,015)	(110,162)	(109,015)	(110,162)
Loans held for investment, net	$843,781	$890,283	$843,781	$890,283
(d) Includes Unpaid Principal Balance of term loans rolled into new originations of $85.3 and $72.8 million in the three months ended December 31, 2017 and 2016, respectively, and $306.2 million and $273.5 million for the twelve months ended December 31, 2017 and 2016, respectively.

(e) Includes loans sold that were previously designated as held for investment in at least one fiscal quarter prior to the quarter in which they were sold.
(f) Excludes principal that was paid down related to renewed loans sold in the period which were designated as held for investment in the amount of $0 and $0.3 million in the three months ended December 31, 2017 and 2016, respectively, and $0.2 million and $1.6 million for the twelve months ended December 31, 2017 and 2016, respectively.

Activity in the Allowance for Loan Losses	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Allowance for loan losses beginning of period	$104,872	$87,368	$110,162	$53,311
+ Provision for loan losses(g)	34,431	55,669	152,926	149,963
- Gross charge-offs	(35,314)	(34,975)	(171,226)	(100,407)
+ Recoveries	5,026	2,100	17,153	7,295
Allowance for loan losses end of period	$109,015	$110,162	$109,015	$110,162
(g) Excludes a provision expense of $0.3 million and a $0.1 million for the three months ended December 31, 2017 and 2016, respectively, and provision expense of $0.5 million and provision release of $0.3 million for the twelve months ended December 31, 2017 and 2016, respectively, for unfunded loan commitments. The provision for unfunded loan commitments is included in general and administrative expense.

Supplemental Information

Non-GAAP Reconciliation
(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2017	2016	2017	2016
Net income (loss)	$4,358	$(36,460)	$(14,345)	$(85,482)
Interest expense	58	228	764	414
Income tax expense	—	—	—	—
Depreciation and amortization	2,328	2,575	9,951	9,462
Stock-based compensation	2,994	4,492	12,515	15,915
Adjusted EBITDA[17]	$9,738	$(29,165)	$8,885	$(59,691)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$5,096	$(35,857)	$(11,534)	$(82,958)
Stock-based compensation	2,994	4,492	12,515	15,915
Adjusted Net income (loss)[18]	$8,090	$(31,365)	$981	$(67,043)
Adjusted Net income (loss) per share[19]:
Basic	$0.11	$(0.44)	$0.01	$(0.95)
Diluted	$0.10	$(0.44)	$0.01	$(0.95)
Weighted-average common shares outstanding:
Basic	73,708,613	71,487,566	72,890,313	70,934,937
Diluted	77,153,920	71,487,566	72,890,313	70,934,937

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Income (loss) from operations	$4,416	$(36,232)	$(13,581)	$(85,068)
Provision for loan losses	34,431	55,669	152,926	149,963
Pre-Provision Operating Income[15]	$38,847	$19,437	$139,345	$64,895
Operating Income Yield[14]	1.9%	(15.5)%	(1.4)%	(10.9)%
Provision for loan losses / Average Interest Earning Assets	14.6%	23.7%	15.7%	19.1%
Pre-Provision Operating Yield[16]	16.5%	8.3%	14.3%	8.3%
Average Interest Earning Assets[2]	$937,021	$930,238	$972,622	$783,763

Stock-based Compensation (in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Sales and marketing	$599	$1,253	$2,429	$4,002
Technology and analytics	476	758	2,300	3,422
Processing and servicing	54	315	483	869
General and administrative	1,865	2,166	7,303	7,622
Total stock-based compensation	$2,994	$4,492	$12,515	$15,915

Non-GAAP Guidance Reconciliation
(in millions)

	Three Months Ending March 31,		Twelve Months Ending December 31,

	2018		2018
	Low	High	Low	High
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$(5.5)	$(1.5)	$(2)	$10
Loss from early extinguishment of debt	—	—	1.2	1.2
Real estate disposition charges	3.2	3.2	3.2	3.2
Stock-based compensation	3.3	3.3	13.6	13.6
Adjusted Net income[18]	$1.0	$5.0	$16.0	$28.0

Supplemental Channel Information

Quarterly Origination Channel Distribution

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Percentage of originations (dollars)
Direct & Strategic Partner	72.2%	71.6%	73.1%	72.7%
Funding Advisor	27.8%	28.4%	26.9%	27.3%

Notes:
(1) Unpaid Principal Balance represents the total amount of principal outstanding of term loans held for investment, amounts outstanding under lines of credit and the amortized cost of loans purchased from other than issuing bank partners at the end of the period. It excludes net deferred origination costs, allowance for loan losses and any loans sold or held for sale at the end of the period.
(2) Interest Earning Assets represents the sum of Unpaid Principal Balance plus the amount of principal outstanding of loans held for sale in the period. It excludes net deferred origination costs and allowance for loan losses. Average Interest Earnings Assets is calculated as the average of Interest Earnings Assets at the beginning of the period and the end of each month in the period.
(3) Loans represents the sum of loans held for investment and loans held for sale during the period.
(4) Average Balance Sheet Items for the period represent the average as of the beginning of the month in the period and as of the end of each month in the period.
(5) Originations represent the total principal amount of the term loans we made during the period, plus the total amount drawn on lines of credit during the period. Many of our repeat term loan customers renew their term loans before their existing term loan is fully repaid. In accordance with industry practice, originations of such repeat term loans are presented as the full renewal loan principal, rather than the net funded amount, which would be the renewal term loan’s principal net of the unpaid principal balance on the existing term loan. Loans referred to, and funded by, our issuing bank partners and later purchased by us are included as part of our originations.
(6) Effective Interest Yield is the rate of return we achieve on loans outstanding during a period. It is calculated as our business day adjusted annualized interest income divided by average Loans. Annualization is based on 252 business days per year, which is typical weekdays per year less U.S. Federal Reserve Bank holidays. Net deferred origination costs in loans held for investment and loans held for sale consist of deferred origination fees and costs. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination and increase the carrying value of loans, thereby decreasing the Effective Interest Yield earned.
(7) Net Interest Margin, is calculated as annualized Net Interest Income divided by Average Interest Earning Assets. Net Interest Income represents interest income less funding cost during the period. Interest income is net of fees on loans held for investment and held for sale. Net deferred origination costs in loans held for investment and loans held for sale consist of deferred origination costs as offset by corresponding deferred origination fees. Deferred origination fees include fees paid up front to us by customers when loans are funded. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination. Funding cost is the interest expense, fees, and amortization of deferred debt issuance costs we incur in connection with our lending activities across all of our debt facilities. Annualization is based on 365 days per year and is calendar day adjusted.
(8) Marketplace Gain on Sale Rate equals our gain on sale revenue from loans sold through OnDeck Marketplace divided by the carrying value of loans sold, which includes both unpaid principal balance sold and the remaining carrying value of the net deferred origination costs. A portion of loans regularly sold through OnDeck Marketplace are or may be loans which were initially designated as held for investment upon origination. The portion of such loans sold in a given period may vary materially depending upon market conditions and other circumstances.

(9) Cost of Funds Rate is our funding cost, which is the interest expense, fees and amortization of deferred debt issuance costs we incur in connection with our lending activities across all of our debt facilities. For full years, it is calculated as our funding cost divided by average funding debt outstanding and for interim periods it is calculated as our annualized funding cost for the period divided by average funding debt outstanding. Annualization is based on 4 quarters per year and is not business or calendar day adjusted.
(10) Provision Rate equals the provision for loan losses divided by the new originations volume of loans held for investment, net of originations of sales of such loans within the period. Because we reserve for probable credit losses inherent in the portfolio upon origination, this rate is significantly impacted by the expectation of credit losses for the period’s originations volume. This rate may also be impacted by changes in loss expectations for loans originated prior to the commencement of the period. The denominator of the Provision Rate formula includes the full amount of originations in a period.
(11) Reserve Ratio is our allowance for loan losses as of the end of the period divided by the Unpaid Principal Balance as of the end of the period.
(12) 15+ Day Delinquency Ratio equals the aggregate Unpaid Principal Balance for our loans that are 15 or more calendar days past due as of the end of the period as a percentage of the Unpaid Principal Balance for such period. The Unpaid Principal Balance for our loans that are 15 or more calendar days past due includes loans that are paying and non-paying. Because our loans require daily and weekly repayments, excluding weekends and holidays, they may be deemed delinquent more quickly than loans from traditional lenders that require only monthly payments. 15+ Day Delinquency Ratio is not annualized, but reflects balances as of the end of the period.
(13) Net Charge-off Rate is calculated as our annualized net charge-offs for the period divided by the average Unpaid Principal Balance outstanding. Annualization is based on 4 quarters per year and is not business or calendar day adjusted. Net charge-offs are charged-off loans in the period, net of recoveries.
(14) Operating Income Yield represents Operating Income divided by Average Interest Earning Assets, annualized. Annualization is based on a 365 days per year and is calendar day adjusted.
(15) Pre-Provision Operating Income represents Income (Loss) from operations plus Provision for loan losses in the period. Our use of Pre-Provision Operating Income has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. In particular, Pre-Provision Operating Income excludes Provision for loan losses, and as a result does not reflect the estimated loss of principal associated with the failure of our customers to repay their loans in full, which is a material cost of our business.
(16) Pre-Provision Operating Yield represents Pre-Provision Operating Income divided by Average Interest Earning Assets, annualized. Annualization is based on a 365 days per year and is calendar day adjusted.
Our use of Pre-Provision Operating Yield has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. In particular, Pre-Provision Operating Yield excludes Provision for loan losses and has the same limitations as described above for Pre-Provision Operating Income.
(17) Adjusted EBITDA represents our Net income (loss), adjusted to exclude interest expense associated with debt used for corporate purposes (rather than funding costs associated with lending activities), income tax expense, depreciation and amortization and stock-based compensation expense. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; Adjusted EBITDA does not reflect the potentially dilutive impact of stock-based compensation; Adjusted EBITDA does not reflect interest associated with debt used for corporate purposes or tax payments that may represent a reduction in cash available to us.
(18) Adjusted Net income (loss) represents Net income (loss) attributable to On Deck Capital, Inc. common stockholders adjusted to exclude stock-based compensation expense, each on the same basis and with the same limitations as described above for Adjusted EBITDA.
(19) Adjusted Net income (loss) per share represents Net income (loss) attributable to On Deck Capital, Inc. common stockholders adjusted to exclude stock-based compensation expense, each on the same basis and with the same limitations as described above for Adjusted EBITDA, divided by the weighted average common shares outstanding during the period.